EXHIBIT 10.13


                                    AGREEMENT


      AGREEMENT, made and entered into this the 28th day of December, 1997, by
F. NEAL HUNTER, an individual residing in Durham County, North Carolina ("Hunter"), and CREE RESEARCH, INC., a North Carolina corporation ("Cree").

                             W I T N E S S E T H:

      WHEREAS, Hunter presently serves as Cree's President and Chief Executive Officer, and as a member and Chairman of its Board of Directors, and holds a substantial number of shares of Cree's common stock; and

      WHEREAS, on November 14, 1997, pursuant to Hunter's direction after consultation with its Board of Directors, Cree purchased 100,000 shares of the common stock of C3, Inc., a North Carolina corporation ("C3"), at a price of $15 per share; and

      WHEREAS, in addition to the shares purchased on November 14, 1997, Cree owns 24,601 shares of C3 common stock issued pursuant to an option contained in the Assignment Agreement between Cree and C3 dated June 28, 1995; and

      WHEREAS, Hunter, for consideration deemed by him to be sufficient, desires to provide legally binding assurances to Cree that, if Cree would otherwise suffer a loss on the sale of the 100,000 shares of C3 stock purchased November 14, 1997, Hunter will indemnify Cree against such loss, up to a maximum of $300,000;

      NOW, THEREFORE, for and in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, Hunter agrees with Cree as follows:

      1. Upon any sale by Cree of shares of C3 common stock at a price of less than $15 per share, Hunter will pay Cree the difference between the per share selling price and $15 per share, multiplied times the number of shares sold, subject to and in accordance with the terms and conditions of this Agreement. Commission and other trading expenses shall be disregarded in applying this paragraph.

      2. This Agreement shall apply to all sales of shares of C3 common stock from time to time made by Cree, whether the shares sold are held of record or in a nominee account for the benefit of Cree, until Cree has sold an aggregate of 100,000 shares.


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      3. Payment of amounts due under this Agreement shall be made within ten
(10) days after Hunter is notified in writing of the number of shares of C3 sold and the per share selling price.

      4. Hunter's maximum liability under this Agreement shall in no event exceed the sum of $300,000.

      5. Hunter's obligations under this Agreement shall terminate in the event Cree purchases any additional shares of C3 common stock.

      6. In the event of any stock split or stock dividend with respect to the C3 common stock, the numbers of shares and per share prices provided for in this Agreement shall be appropriately adjusted.

      7. This Agreement shall be binding upon and inure to the benefit of Hunter and his heirs, personal representatives, successors and assigns and upon Cree and its successors and assigns. This Agreement shall be governed by the laws of the State of North Carolina. This Agreement shall not be amended except in a document executed on behalf of both parties.

      IN WITNESS WHEREOF, the undersigned has executed this Agreement and affixed his seal hereto on the date first stated in the preamble above.



                                       /s/ F. Neal Hunter           (SEAL)
                                       -----------------------
                                           F. Neal Hunter